UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2016

EZJR, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53810

Nevada	30-0802599
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8250 W. Charleston Blvd. Ste 110 Las Vegas, NV	89117
(Address of principal executive offices)	(Zip Code)

702-544-0195

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

We are filing this Amendment No. 1 to the Form 8-K to correct the shares reported for Leader Act LTD HK in the Security table

Item 1.01 Entry into a Material Definitive Agreement.

On October 13, 2016, the Board of Directors (the “Board”) of EZJR, Inc (“EZJR” or “the Company”) ratified and approved a Software Maintenance with Leader Act Ltd HK, (“Leader”) a private Nevada corporation. Leader has developed a Customer Relations Management (“CRM”) software program that it previously licensed to the Company. The CRM system entails all aspects of interaction that a company has with its customer, whether it is sales or service-related. It also provides a greater understanding of the customer and helps manage customer data and all interaction with the customer. Under the terms of the of Software Maintenance Agreement, Leader agrees to service and maintain the software for a period of five years. In connection with the Software Maintenance Agreement, EZJR purchased the maintenance agreement in exchange for 3,000,000 unregistered restricted common treasury shares. The number of shares of common stock of EZJR issued and outstanding prior to the Asset Purchase Agreement was approximately 32,299,576, and immediately after the Asset Purchase Agreement there was approximately 35,299,576 shares. (See Exhibit 10.14 entitled “Software Maintenance Agreement.”)

Item 3.02 Unregistered Sales of Equity Securities

October 13, 2016, in connection with the Software Maintenance Agreement, EZJR agreed to issue 3,000,000 shares of its unregistered restricted common stock to Leader in exchange for five years of maintenance and service of its CRM software.

Before Leader received its unregistered securities, they were known to EZJR and its management, through long-term pre-existing business relationship. EZJR did not engage in any form of general solicitation or general advertising in connection with this transaction. The shareholders were provided access to all material information, which they requested and all information necessary to verify such information and was afforded access to our management in connection with this transaction. The shareholders of Leader acquired these securities for investment and not with a view toward distribution, acknowledging such intent to us. They understood the ramifications of their actions. The shares of common stock issued contained a legend restricting transferability absent registration or applicable exemption.

EZJR relied upon Section 4(2) of the Securities Act for the offer and sale. EZJR believed that Section 4(2) was available because the offer and sale did not involve a public offering and there was not general solicitation or general advertising involved in the offer or sale.

Item 5.01. Changes in Control of Registrant.

In connection with the Software Maintenance Agreement, described in Section 1.01 of this Current Report on Form 8-K, EZJR on Oct 13, 2014 issued 3,000,000 unregistered restricted shares of its common stock from its treasury to Leader. As a result, Leader will own approximately 57.0% of the EZJR’s common stock immediately following the close of the Software Maintenance Agreement.

SECURITY OWNERSHIP OF BENEFICIAL OWNERSHIP AND MANAGEMENT

The following table sets forth information as of the date hereof with respect to the beneficial ownership of the outstanding shares our common stock immediately following execution of the Asset Purchase Agreement by (i) our officers and directors; (ii) each person known by us to beneficially own five percent (5%) or more of our outstanding shares; and (iii) our officers and directors as a group.

Name of Beneficial Owner and Position	Title of Class	Amount and Nature Of Beneficial Ownership	Percent Of Class (1)

Barry Hall Chairman, CEO & CFO	Common	750,000	2.1%

Denis Betsi CTO and Director	Common	-0-	0.0%

Juan Hernández Director	Common	-0-	0.0%

Leader Act Ltd HK Shareholder (2)	Common	20,472,339	57.0%

Total Officers and Directors as a Group (3 persons)	Common	750,000	2.1%

(1)	Percent of Class is based on 35,299,576 common shares issued and outstanding following the purchase of the CRM Software.

(2)	Leader Act Ltd HK, a private Nevada corporation, 3212 East 21st Avenue, Vancouver, British Columbia V5M 2X2, Canada. Aymen Boughanmi is beneficial owner who has the ultimate voting control over 20,472,339 shares held in the name of Leader Act Ltd HK.

We are not aware of any arrangements that may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-B.

We believe that all persons named have full voting and investment power with respect to the shares indicated, unless otherwise noted in the table. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period Ending	Exhibit	Filing Date
10.14	Software Maintenance Agreement between EZJR and Leader Act Ltd HK dated October 13, 2016	X

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EZJR, Inc.

Date: October 18, 2016

By:	/s/ Barry Hall
Name:	Barry Hall
Title:	Chairman, CEO & CFO

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